Exhibit 99.1

Dime Community Bancshares, Inc. Announces CEO Succession Plan
Kenneth J. Mahon to become CEO on January 1, 2017 as Vincent F. Palagiano remains Chairman; succession process ensures continuity and support for execution of key initiatives

Brooklyn, NY – June 29, 2016 - Dime Community Bancshares, Inc. (the “Company”) (NASDAQ: DCOM), the parent company of The Dime Savings Bank of Williamsburgh (the “bank” or “Dime”), announced today that effective January 1, 2017, Kenneth J. Mahon, currently President and Chief Operating Officer, will assume the role of Chief Executive Officer, succeeding Vincent F. Palagiano, who served as Chief Executive Officer of the bank since 1989. Mr. Palagiano will remain as Chairman of the boards of both the Company and bank and will work closely with Mr. Mahon as President and CEO starting in 2017.

Lead Director George L. Clark, Jr., on behalf of the Company’s and bank’s Boards of Directors, said, “Given Dime’s long-term perspective and focus on talent development, Ken’s appointment reflects the Boards’ thoughtful approach to succession planning. Ken has demonstrated proven leadership skills over his 36-year career with the bank, and his business vision and in-depth knowledge of the organization make him uniquely capable and qualified to lead Dime in the years ahead. We are confident that under his leadership, and with the support of our employees, the Company will continue to evolve and grow.”

Kenneth J. Mahon was named President of the Company and bank in January 2016 after serving as Chief Operating Officer since 2014, and has been a director of the bank since 1998 and of the Company since 2002. Mr. Mahon joined the bank in 1980, and has served in numerous capacities with the Company and bank, most notably Chief Financial Officer.

Mr. Mahon has been instrumental in leading the strategic plan to offer premier community banking to Dime’s diverse customer base, enhance the bank’s retail banking presence both locally and on the internet, and remain both technologically competitive and cost efficient.

Kenneth J. Mahon said, “I am honored for the opportunity to lead this iconic company, whose legacy as a premier community bank started over 150 years ago.  True to our roots, we will continue to remain focused on our customers’ needs, while continuing to deliver exceptional shareholder value.”

Mr. Mahon continued, “Dime has consistently been one of the highest performing thrifts in the nation for the past 18 years, and we plan to continue to be so. While a big part of my task is to ensure we remain committed to our sustainable competitive advantages of low operating costs and sterling credit quality, we are bringing a renewed focus on customer-facing engagement, to appeal to more customers and small business owners in our communities, and thus build market share. Because of the knowledge and energy of our Dime bankers, we offer qualities that a community bank can bring to markets increasingly occupied by regional and national franchises, to be the local coffee shop that thrives alongside Starbucks.”

“Dime’s sector-leading operating expense model gives us a clear competitive advantage, one which we will not cede while we grow the bank.  But clearly, there is significant opportunity for the Company and the bank, and we plan to capitalize on it.”

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company (NASDAQ: DCOM) had $5.52 billion in consolidated assets as of March 31, 2016, and is the parent company of the bank. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

Contact: Anthony Rose, Executive Vice President and Chief Administrative Officer. 718-782-6200 extension 8260